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                                                                     EXHIBIT 8.2


                     [HOGAN & HARTSON L.L.P. LETTERHEAD]


                                  July 21, 1998


Board of Directors
CIENA Corporation
920 Elkridge Landing Road
Linthicum, Maryland  21090

Gentlemen:

                  You have requested that we render to you our opinion with respect to certain Federal income tax consequences of the proposed transaction in which White Oak Merger Corp. (the "Sub"), a Delaware Corporation, wholly owned by Tellabs, Inc. ("Parent"), a Delaware corporation, will be merged with and into CIENA Corporation (the "Company"), a Delaware corporation.

                  In connection with the preparation of this opinion, we have examined and relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement and Plan of Merger dated as of June 2, 1998, by and among Parent, Sub, and the Company (the "Agreement"); (2) representations and certifications made to us by Parent and Sub; (3) representations and certifications made to us by the Company; (4) the Proxy Statement/Prospectus of Parent and the Company (the "Prospectus"); and (5) such other instruments and documents related to the formation, organization and operation of Parent, Sub and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. 1/

                  The Merger and the Agreement are more fully described in Parent's Registration Statement on Form S-4 relating to the registration of shares of Parent Common Stock to which this opinion is an exhibit, which is being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Prospectus.

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1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

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CIENA Corporation
July 21, 1998
Page 2
                            The Proposed Transaction

                  Based solely upon our review of the documents set forth above, and upon such information as Parent, Sub and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                  Parent is a Delaware corporation that designs, manufactures, markets and services voice and data transport and network access systems. Sub, a Delaware corporation and wholly-owned subsidiary of Parent, was organized solely for the purpose of accomplishing the merger described below.

                  The Company is a Delaware corporation that designs, manufactures and sells dense wavelength division multiplexing systems for fiberoptic communications networks.

                  Because it is believed that the businesses of Parent and the Company would be complementary, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Sub merge with and Company (the "Merger"). Sub's separate corporate existence will cease and Company will be the Surviving Corporation. As the surviving corporation, Company will succeed to all of the assets and liabilities of Sub under Delaware corporate law.

                  By virtue of the Merger: (i) each issued and outstanding share of common stock, par value $.01 per share of Sub, will be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; (ii) all shares of Company Common Stock, together with associated Rights, that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock, together with the associated Rights, owned by Parent will be canceled and no capital stock of Parent or other consideration will be delivered in exchange therefor;
(iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described above), together with the associated Rights, will be converted into one validly issued, fully paid, nonassessable share of Parent Common Stock. All such shares of Company Common Stock and the associated Rights, when so converted, will no longer be outstanding and will automatically be canceled and retired and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate.



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CIENA Corporation
July 21, 1998
Page 3

                         Assumptions and Representations

                  In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and complete in all respects and that all copies are accurate and that all signatures thereof are genuine. In this regard, our opinion is conditioned not only upon such accuracy and completeness, as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any such instruments between the date hereof and the Effective Time. We have also assumed that there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

                  2. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                  3. The merger of Sub with and into Company qualifies as a statutory merger under applicable Delaware law.

                    Opinion - Federal Income Tax Consequences

                  Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the following will result:

                  (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and the Company, Sub and Parent will each be a party to that reorganization within the meaning of section 368(b) of the Code.

                  (ii) No gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger.

                  (iii) No gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

                  (iv) The aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock.
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CIENA Corporation
July 21, 1998
Page 4

                  (v) The holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time.

                  (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

                  Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. In addition, our opinion might not be applicable to Company stockholders who, for federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Further, our opinion is based upon the Code and the relevant regulations and interpretations and judicial precedents as of the date hereof. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretations of the law or regulations, our opinion may become inapplicable. In this regard, we assume no obligation to update or supplement this opinion to reflect any facts and circumstances which may hereafter come to our attention with respect to the opinions expressed above.

                  This opinion is provided to the Company only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by the Company. Notwithstanding the prior sentence, we hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                                 Sincerely yours,



                                                 Hogan & Hartson L.L.P.